Exhibit 10.2
                         Opinion and Consent of Counsel


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[letter head]

                              TEDESCHI and GRASSO
                               Counsellors At Law
                             185 DEVONSHIRE STREET
                          BOSTON, MASSACHUSETTS 02110
                            TELEPHONE (617) 338-8000
                                  FAX (617) 338-9466



September 27, 1989

Phoenix Multi-Portfolio Fund
101 Munson Street
Greenfield, Massachusetts 01301

Gentlemen:

         You have asked for our opinion with respect to the issuance of shares of Phoenix Capital Appreciation Portfolio and Phoenix International Portfolio of Phoenix Multi-Portfolio Fund ("the Shares") under its Agreement and Declaration of Trust, dated and filed with the Massachusetts Secretary of State, Corporation Division, ("the Secretary") October 15, 1987, as amended by Amendment to Declaration of Trust dated August 23, 1989 and filed with the Secretary on September 14, 1989 ("the Trust") which you have provided us. You have provided us with Post-effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 and Amendment No. 4 to the Registration Statement under The Investment Company Act of 1940 on Form N-1A ("the Registration Statement") of the Trust which has been filed with the Securities and Exchange Commission ("SEC") on September 1, 1989. You have also provided us certified copies of the resolutions of your board of trustees of November 6, 1987 and February 24, 1988 authorizing: the issuance of an unlimited number of shares or series of the "Portfolios"; the filing of the Registration Statement; the qualifying or registering the Shares in various states; and ratifying the filing of the Registration Statement.
         In our opinion, after the effectiveness of the Registration Statement and the registration or qualification of the Shares in the appropriate states, the Shares when issued and paid for in accordance with the provisions of the Registration Statement, will be legally issued, fully paid and nonassessable, entitling the holders thereof to the rights set forth in the Trust and subject to the limitations stated therein. Under paragraph 3.2 of the Trust, in the event of redemption by a shareholder, repurchase by an agent of the Trust or redemption by the Trust of the Shares, the shareholder may receive the net asset value of the Shares, as determined in accordance with the Trust, less such amount not in excess of 1% of such net asset value as the trustees of the Trust may determine.
         Our opinion is based upon our examination of documents you have provided us as stated in the first paragraph above.
         We hereby consent to the use of this opinion in connection with the Registration Statement.

                                                  Very truly yours,
                                                  /s/ Tedeschi and Grasso